Exhibit 2.2

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is entered into as of September 26, 2016, by and among Boyd Gaming Corporation, a Nevada corporation (“Acquiror”), Boyd TCII Acquisition, LLC, a Delaware limited liability company and a wholly owned subsidiary of Acquiror (“Merger Sub”), and ALST Casino Holdco, LLC, a Delaware limited liability company (the “Company”) for purposes of amending that certain Agreement and Plan of Merger, dated as of April 21, 2016 (the “Merger Agreement”), by and among the parties to this Amendment. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings ascribed to them in the Merger Agreement. In consideration of the foregoing and of the respective representations, warranties, covenants and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions stated herein, the parties, intending to be legally bound hereby, agree as follows:

1. Amendment to Section 2.3. Section 2.3 of the Merger Agreement is hereby amended to replace the reference in the second to last sentence therein to “12:01 a.m. (prevailing Eastern Time)” with “3:00 A.M. (prevailing Pacific Time)”.

2. References to the Merger Agreement. After giving effect to this Amendment, each reference in the Merger Agreement to “this Agreement”, “hereof”, “hereunder”, “herein” or words of like import referring to the Merger Agreement shall refer to the Merger Agreement as amended by this Amendment and all references in the Disclosure Schedules to “the Agreement” and “the Merger Agreement” shall refer to the Merger Agreement as amended by this Amendment.

3. Construction. Notwithstanding anything to the contrary herein, all references in the Merger Agreement and the Schedules to “the date hereof” and “the date of this Agreement” shall refer to April 21, 2016.

4. Miscellaneous. This Amendment shall constitute a part of the Merger Agreement, and the provisions of Article XI of the Merger Agreement are hereby incorporated by reference into this Amendment mutatis mutandis. Except as otherwise set forth in this Amendment, all of the provisions of the Merger Agreement shall remain unchanged and in full force and effect. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by each party hereto as of the date first above written.

BOYD GAMING CORPORATION

By:	/s/ Brian A. Larson
Name:	Brian A. Larson
Title:	Executive Vice President, Secretary and General Counsel

BOYD TCII ACQUISITION, LLC

By:	/s/ Brian A. Larson
Name:	Brian A. Larson
Title:	Senior Vice President and Secretary

ALST CASINO HOLDCO, LLC

By:	/s/ Soohyung Kim
Name:	Soohyung Kim
Title:	Chief Executive Officer

Signature Page to First Amendment